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                        SECURED TERM LOAN CREDIT FACILITY

                                      among

                       HUNGARIAN TELEPHONE AND CABLE CORP.

                                       and

                          CITICORP NORTH AMERICA, INC.

                          AS AGENT and COLLATERAL AGENT

                                       and

                     THE LENDING INSTITUTIONS LISTED HEREIN

                               --------------------


                           Dated as of March 29, 1996

                               --------------------

                                U.S. $75,000,000











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                                TABLE OF CONTENTS


                                                                        Page

SECTION 1.                 Amount and Terms of Credit.........................

         1.01              Commitments........................................
         1.02              Minimum Borrowing Amount...........................
         1.03              Notice of Borrowings..............................
         1.04              Disbursement of Funds..............................
         1.05              Notes..............................................
         1.06              Conversions........................................
         1.07              Interest.........................................
         1.08              Interest Periods...................................
         1.09              Provisions Governing LIBOR Loans...................
         1.10              Capital Requirements...............................

SECTION 2.                 Payments........................................

         2.01              Voluntary Prepayments............................
         2.02              Mandatory Prepayments
         2.03              Repayments
         2.04              Method and Place of Payment
         2.05              Net Payments
         2.06              Commitment Commission
         2.07              Funding Fee
         2.08              Use of Proceeds

SECTION 3.                 Conditions Precedent

         3.01              Conditions Precedent to Initial Loans.............
         3.02              Conditions Precedent to All Loans.................

SECTION 4.                 Representations, Warranties and Agreements.........

         4.01              Corporate Matters..................................
         4.02              Company Reports; Financial Statements..............
         4.03              Litigation and Other Matters.......................
         4.04              Title to Property..................................
         4.05              Investments and Guarantees.........................
         4.06              Compliance with Laws...............................
         4.07              Governmental Licenses.............................
         4.08              Material Contracts.................................
         4.09              Accuracy of Disclosure............................
         4.10              Restricted Actions.................................
         4.11              Transactions with Affiliates.......................
         4.12              Financial Advisors.................................
         4.13              Solvency...........................................
         4.14              Tax Returns and Payments...........................
         4.15              Reliance by Lenders................................

SECTION 5.                 Covenants..........................................

         5.01              Information Covenants..............................
         5.02              Books, Records and Inspections.....................
         5.03              Insurance........................................
         5.04              Payment of Taxes..................................
         5.05              Compliance with Statutes, etc.....................
         5.06              Use of Proceeds...................................
         5.07              Maintenance of Business..........................
         5.08              Security Interests...............................
         5.09              Cash Accounts....................................
         5.10              Take-Out Financing...............................
         5.11              Board Resolutions, etc...........................

SECTION 6.                 Events of Default................................

         6.01              Payments.........................................
         6.02              Representations, etc.............................
         6.03              Covenants........................................
         6.04              Default Under Other Agreements...................
         6.05              Bankruptcy, etc..................................
         6.06              Security Documents...............................
         6.07              Judgments........................................
         6.08              Ownership........................................
         6.09              Telecommunications Concession....................
         6.10              Material Adverse Effect..........................

SECTION 7.                 Definitions......................................

SECTION 8.                 The Agent........................................

         8.01              Appointment......................................
         8.02              Delegation of Duties.............................
         8.03              Exculpatory Provisions...........................
         8.04              Reliance by the Agent............................
         8.05              Notice of Default................................
         8.06              Non-Reliance on Agent and Other Lenders..........
         8.07              Indemnification..................................
         8.08              The Agent in Its Individual Capacity.............
         8.09              Successor Agent..................................
         8.10              Resignation by Agent.............................
         8.11              Collateral Matters...............................

SECTION 9.                 Miscellaneous..................................

         9.01              Payment of Expenses, etc.......................
         9.02              Right of Set-off...............................
         9.03              Notices........................................
         9.04              Benefit of Agreement...........................
         9.05              No Waiver; Remedies Cumulative.................
         9.06              Payments Pro Rata...........................
         9.07              Calculations; Computations..................
         9.08              GOVERNING LAW; SUBMISSION TO JURISDICTION;
                           VENUE............................................
         9.09              Counterparts.....................................
         9.10              Effectiveness....................................
         9.11              Headings Descriptive.............................
         9.12              Amendment or Waiver..............................
         9.13              Survival.........................................
         9.14              Domicile of Loan.................................
         9.15              WAIVER OF JURY TRIAL.............................
         9.16              Independence of Covenants.......................

Annex I  - List of Lenders
Annex II - Lender Addresses

Schedule 3.01(j)                -   Consents Outstanding
Schedule 4.01(b)                -   Securities
Schedule 4.01(f)                -   Subsidiaries
Schedule 4.01(g)                -   Bank Accounts
Schedule 4.03                   -   Litigation
Schedule 4.04                   -   Liens
Schedule 4.06                   -   Compliance with Laws
Schedule 4.08                   -   Contractual Disputes
Schedule 4.10                   -   Restricted Actions
Schedule 5.07(iv)               -   Existing Indebtedness

Exhibit A             -  Form of Notice of Borrowing
Exhibit B             -  Form of Promissory Note
Exhibit C             -  Form of Notice of Conversion/Continuation
Exhibit D             -  Form of Officer's Certificate Regarding Conditions
                         Precedent
Exhibit E-1           -  Form of Opinion of Cohen & Cohen
Exhibit E-2           -  Form of Opinion of Clifford Chance
Exhibit E-3           -  Form of Opinion of Cahill Gordon & Reindel
Exhibit F             -  Form of Intercompany Promissory Note
Exhibit G             -  Form of Officers' Solvency Certificate
Exhibit H             -  Citizens Utilities Company Letter
Exhibit I             -  Form of Compliance Certificate
Exhibit J             -  Form of Pledge and Security Agreement
Exhibit K             -  Management Agreement


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              SECURED TERM LOAN CREDIT FACILITY,  dated as of March 29, 1996
(the "Credit Agreement"), among HUNGARIAN TELEPHONE AND CABLE CORP., a Delaware corporation (the "Borrower"), the lending institutions listed in Annex I (each a "Lender" and, collectively, the "Lenders") and CITICORP NORTH AMERICA, INC.
("Citicorp") as the agent and collateral agent for the Lenders (in such capacity, the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 7 are used herein as so defined.

                                   WITNESSETH:

                  WHEREAS, the Borrower desires to borrow, from time to time, up to U.S. $75,000,000 under this Agreement; and

                  WHEREAS, the Lenders are willing to make available the credit facility provided for herein on the terms and conditions set forth herein.

                  NOW, THEREFORE, IT IS AGREED:

                  SECTION 1.  Amount and Terms of Credit.

                  1.01 Commitments. Subject to and upon the terms and conditions herein set forth and in reliance upon the representations and warranties herein made by the Borrower and the other agreements and documents referred to herein, each Lender severally agrees to make, on and after the Initial Funding Date and prior to the Final Maturity Date, term loans (the "Loans") to the Borrower in aggregate amounts up to those indicated on the signature pages hereto, the aggregate of which, for all Lenders, shall be no greater than U.S.
$75,000,000.  Once repaid, Loans may not be reborrowed.

                  1.02 Minimum Borrowing Amount. The minimum aggregate principal amount of a Borrowing of Loans shall be $1,000,000 and Borrowings in excess thereof shall be in integral multiples of $1,000,000.

                  1.03 Notice of Borrowings. Whenever the Borrower desires that the Lenders make Loans hereunder it shall give the Agent at the Agent's Office
(i) prior to 11:00 A.M. (New York time) at least three Business Days' prior written notice substantially in the form of Exhibit A hereto (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Loans and (ii) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans; provided that if written notice (or telephonic notice promptly confirmed in writing) is given prior to 10:00 A.M. (New York time) on the day of a requested Borrowing, Borrowings of Base Rate Loans may be made available on a same-day basis. Each such notice (each a "Notice of Borrowing") shall be irrevocable, shall be deemed a representation by the Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (a) the aggregate principal amount in U.S. dollars of the Loans to be made pursuant to such Borrowing, (b) the requested date of Borrowing (which shall be a Business Day), (c) whether such Loan shall be a Base Rate Loan or a LIBOR Loan and, if a LIBOR Loan, the requested Interest Period to be initially applicable thereto, (d) a general description of the use of the proceeds of such Loans which if to be made available to a Permitted Subsidiary of the Borrower shall be accompanied by an Intercompany Note of such Permitted Subsidiary duly completed and to be pledged to the Collateral Agent, on behalf of the Lenders, under the Pledge and Security Agreement and (e) the signature of an officer of Citizens International Management Services Company indicating that the requested use of proceeds for such Borrowing is consistent with the Borrower's Forecast. The Agent shall as promptly as practicable give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

                  1.04 Disbursement of Funds. (a) No later than 11:00 A.M. (New York time) on the date specified in each Notice of Borrowing, each Lender will make available to the Agent in New York City its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

                  (b) Each Lender shall make available all amounts it is to fund in immediately available funds in U.S. Dollars to the Agent to the account specified therefor by the Agent, and the Agent will make such funds available to the Borrower by no later than 1:00 P.M. (New York time) on or after the Initial Funding Date by depositing such funds in the account specified therefor by the Borrower.

                  1.05 Notes. (a) The Borrower's obligation to pay the principal of and interest on the portion of the Loan made to it by each Lender shall also be evidenced by a promissory note (each, a "Note" and, collectively, the "Notes") duly executed and delivered by the Borrower, substantially in the form of Exhibit B hereto, each with blanks appropriately completed in conformity herewith.

                  (b) The Note issued to each Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated the Initial Funding Date, (iii) be in a stated principal amount equal to the Loan Commitment to the Borrower of such Lender and be payable in the principal amount of the portion of the Loan evidenced thereby, (iv) mature on the Final Maturity Date, (v) be subject to mandatory prepayment as provided in Section 2.02, (vi) bear interest as provided in Section 1.07, and (vii) be entitled to the benefits of this Agreement and the other applicable Credit Documents.

                  (c) Each Lender will note on its internal records the portion of the Loan made by it and each payment in respect thereof and will, prior to any transfer of its Note, endorse on the reverse side thereof the outstanding principal amount of the portion of the Loan evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations hereunder or under the other applicable Credit Documents in respect of such portion of the Loan.

                  1.06 Conversions. Subject to the provisions of Section 1.09 hereof, the Borrower shall have the option, (x) with respect to Base Rate Loans at any time and (y) with respect to LIBOR Loans, upon the expiration of any Interest Period applicable to such LIBOR Loans, to convert and/or continue all or any portion of such Loans equal to at least the Minimum Borrowing Amount and integral multiples thereof as LIBOR Loans, and succeeding Interest Period(s) of such continued Loans shall commence on the last day of the Interest Period of the Loans to be continued. Each such continuation or conversion shall be effected by the Borrower by giving the Agent at the Agent's Office prior to 11:00 A.M. (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion/Continuation"), substantially in the form of Exhibit C hereto, specifying the Loans to be so continued, the proposed continuation date and the requested Interest Period. Notwithstanding the foregoing or the provisions of
Section 1.08, if a Default or Event of Default is in existence at the time any Interest Period in respect of any Borrowing of LIBOR Loans is to expire, such Loans may not be continued as LIBOR Loans but instead shall be automatically converted on the last day of such Interest Period into Base Rate Loans. If no Notice of Conversion/Continuation has been duly delivered with respect to a LIBOR Loan on or before the third Business Day prior to the last day of the Interest Period applicable thereto, such LIBOR Loan shall be automatically converted into a Base Rate Loan.

                  Except as provided in Section 1.09 hereof, a Notice of Conversion/Continuation for continuation of LIBOR Loans shall be irrevocable.

                  The giving to the Agent of a Notice of Conversion/ Continuation with respect to Loans which are to be continued as LIBOR Loans shall be deemed to be a representation by the Borrower on the date of such Notice of Conversion/Continuation that no Default or Event of Default has occurred and is continuing under this Agreement.

                  1.07 Interest. (a) Subject to Section 1.08 hereof, the unpaid principal amount of each (i) Base Rate Loan shall bear interest at a rate per annum which shall at all times be equal to the Base Rate in effect from time to time and (ii) LIBOR Loan shall bear interest at a rate per annum which shall at all times be equal to the applicable Adjusted LIBOR Rate for such LIBOR Loan in effect from time to time. The Loans shall bear interest from the date of Borrowing until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Adjusted LIBOR Rate.

                  (b) The unpaid principal amount of the Loans, upon the occurrence and during the continuance of an Event of Default, overdue principal and, to the extent permitted by law, overdue interest in respect of the Loans shall bear interest (i) if a LIBOR Loan, at a rate per annum equal to the Adjusted LIBOR Rate then in effect plus 2% and (ii) if a Base Rate Loan, at a rate per annum equal to the Base Rate plus 2% (each of (i) and (ii), "Default Interest").

                  (c) Interest shall accrue from and including the date of Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in arrears on the last day of each Interest Period applicable thereto, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Notwithstanding the foregoing, interest payable at the rate provided in Section 1.06(b) shall be payable on demand.

                  (d) All computations of interest hereunder shall be made in accordance with Section 9.07(b).

                  1.08 Interest Periods. The Interest Period applicable to any LIBOR Borrowing shall, at the Borrower's option, be a one- or three-month period. Notwithstanding anything to the contrary contained above:

                  (a) the initial Interest Period for any LIBOR Borrowing shall commence on the date of such LIBOR Borrowing and each Interest Period occurring thereafter (including continuations thereof) in respect of such LIBOR Borrowing shall commence on the date on which the next preceding Interest Period expires;

                  (b) if any such Interest Period begins on a date for which there is no numerically corresponding date in the calendar month in which such Interest Period ends, such Interest Period shall end on the last Business Day of such calendar month;

                  (c) if any such Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

                  (d) no such Interest Period shall extend beyond the Final Maturity Date.

                  1.09 Provisions Governing LIBOR Loans. The following provisions shall govern with respect to LIBOR Loans as to the matters covered:

                  (a) As soon as practicable after 10:00 A.M. (New York time) on an Interest Rate Determination Date, the Agent shall determine (which determination shall, absent Manifest Error, be final, conclusive and binding upon all parties hereto) the interest rate which shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender.

                  (b) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clause (ii) or (iii) below, any Lender shall have determined (which determination shall, absent Manifest Error, be final, conclusive and binding upon all parties hereto):

                             (i) on any Interest Rate  Determination  Date that,
                  by reason of any changes arising on or after the Effective Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR;

                            (ii) at any time that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans or its obligation to make LIBOR Loans because of (x) any change since the Effective Date (including changes proposed or published prior to the Initial Funding Date but taking effect thereafter) in any applicable law, governmental rule, regulation, guideline or order, whether or not having the force of law, or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on the net income or profits of such Lender pursuant to the laws of the jurisdiction in which its principal office or applicable lending office is located) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted LIBOR Rate, and/or (y) other circumstances since the date of this Agreement affecting such Lender or the London interbank eurodollar market or the position of such Lender in such market; or

                           (iii) at any time that the making or  continuance  of
                  any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank eurodollar market;

         then, and in any such event, the Agent in the case of clause (i) above or such Lender in the case of clause (ii) or (iii) above shall on such date give notice (by telephone confirmed in writing) to the Borrower of the Loan affected and in the case of clause (ii) or (iii) to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to the borrowing of or continuance of LIBOR Loans which have not yet been incurred shall be deemed rescinded by the Borrower,
         (y) in the case of clause (ii) above, the Borrower of the Loan affected shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower of the Loan affected by such Lender shall, absent Manifest Error, be final, conclusive and binding upon all parties hereto) and
         (z) in the case of clause (iii) above, the Borrower of the Loan affected shall take one of the actions specified in Section 1.09(c) as promptly as possible and, in any event, within the time period required by law.

                  (c) At any time that any LIBOR Loan is affected by the circumstances described in Section 1.09(b)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 1.09(b)(iii) shall) either (i) if a Notice of Borrowing or Notice of Conversion/Continuation has been given with respect to the affected LIBOR Loan, cancel said Notice of Borrowing or Notice of Continuation by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Lender pursuant to Section 1.09(b)(ii) or (iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Lender to convert each such LIBOR Loan into a Base Rate Loan, or prepay such LIBOR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.09(c); and provided, further, that the Borrower shall compensate any such affected Lenders as set forth in Section 1.09(f).

                  (d) Anything herein to the contrary notwithstanding, if on any Interest Rate Determination Date no LIBOR rate is available by reason of the inability of the Agent to determine such interest rate in accordance with the definition thereof, the Agent shall give the Borrower and each Lender prompt notice thereof and the Loans requested to be made as LIBOR Loans shall, subject to the applicable notice requirements, be made as Base Rate Loans.

                  (e) Each Lender agrees that, as promptly as practicable after it has actual knowledge of the occurrence of any event or the existence of a condition that would cause it to be an affected Lender under
         Section 1.09(b)(ii) or (iii), it will, to the extent not inconsistent with such Lender's internal policies, use reasonable efforts to make, fund or maintain the affected LIBOR Loans of such Lender through another lending office of such Lender if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans pursuant to Section 1.09(b)(ii) would be reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to Section 1.09(b)(iii) would cease to exist, and if, as determined by such Lender, in its reasonable discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise adversely affect such Loans or such Lender. The Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this Section 1.09(e).

                  (f) The Borrower shall compensate each Lender, upon written request by that Lender, for all reasonable losses, expenses and liabilities (including, without limitation, such factors as any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss sustained by that Lender in connection with re-employment of such funds (based upon the difference between the amount earned in connection with the re-employment of such funds and the amount payable by the Borrower if such funds had been borrowed or remained outstanding)) which that Lender may sustain with respect to the Borrower's LIBOR Loans: (i) if for any reason (other than a default or error by that Lender) a Borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section
         1.08 hereof (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.09(b)(i)); or (ii) if any prepayment or repayment (as required by Section 2.01 or 2.02 hereof, by acceleration or otherwise) occurs on a date which is not the last day of the Interest Period applicable to that Loan; or (iii) if any prepayment or repayment of any such Lender's LIBOR Loans is not made on any date specified in a notice of prepayment or repayment given by the Borrower; or (iv) as a consequence of (x) any other failure by the Borrower to repay such Lender's LIBOR Loans when required by the terms of this Agreement or (y) any election made pursuant to Section 1.09(b)(ii). Compensation owing under this Section 1.09(f) shall be equal to the amount of interest which would have accrued on the amount of principal prepaid or repaid or converted or not borrowed for the period from the date of such prepayment or repayment or conversion or failure to borrow or prepay or repay to the last day of the then current Interest Period for the relevant LIBOR Loan (or, in the case of a failure to borrow, the Interest Period for such LIBOR Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such LIBOR Loan provided for herein minus any amount such Lender, in good faith and in its sole discretion, determines is realizable upon the re-employment of such funds. A certificate as to the amount of such losses, expenses and liabilities submitted to the Borrower by such Lender shall, absent Manifest Error, be final, conclusive and binding for all purposes.

                  (g) Any Lender may make, carry or transfer LIBOR Loans at, to or for the account of any of its branch offices or the office of an Affiliate of that Lender; provided that any increased costs associated therewith shall be borne by such Lender.

                  1.010 Capital Requirements. If any Lender shall have determined that the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or such Lender's parent with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including in each case any such change proposed or published prior to the date hereof but taking effect thereafter), has or would have the effect of reducing the rate of return on such Lender's or such Lender's parent's capital or assets as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such Lender's parent could have achieved but for such adoption, effectiveness or change or as a consequence of an increase in the amount of capital required to be maintained by such Lender (including in each case, without limitation, with respect to any Lender's Loan), then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's parent, as the case may be, for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10, will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although any delay in giving any notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10. If any Lender has demanded payment under this Section 1.10, the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute commercial bank or financial institution to purchase the Note of such Lender.

                  SECTION 2.  Payments.

                  2.1 Voluntary Prepayments. The Borrower shall have the right to prepay the Loan in whole or in part from time to time, without premium or penalty (other than LIBOR breakage costs, if any, which shall be reimbursed by the Borrower in accordance with Section 9.01(b) hereof), on the following terms and conditions: (i) the Borrower shall give the Agent at the Agent's Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loan and the amount of such prepayment, which notice shall be given by the Borrower at least one Business Day prior to the date of such prepayment and which notice shall promptly be transmitted by the Agent to each of the Lenders, and (ii) each partial prepayment shall be in an aggregate principal amount of at least $500,000 and integral multiples of $100,000 in excess of that amount.

                  2.02  Mandatory Prepayments.

                  (A) Requirements: On the date of receipt by the Borrower or any of its Subsidiaries of Net Financing Proceeds, an amount equal to such Net Financing Proceeds shall be applied as provided in Section 2.02(B).

                  With respect to each  prepayment  of the Loan required by this
Section 2.02(A), the Borrower shall give the Agent two Business Days notice.

                  (B) Application: All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied as follows:

                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including, without limitation, reasonable compensation to Agent and its agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by Agent in connection therewith, together with interest on each such amount at the Base Rate then in effect from and after the date such amount is due, owing or unpaid until paid in full;

                  Second, to the payment of all reasonable other costs and expenses of such sale, collection or other realization, including, without limitation, reasonable compensation to the Lenders and their agents and counsel and all reasonable expenses, liabilities and advances made or incurred by the Lenders in connection therewith, together with interest on each such amount at the Base Rate then in effect from and after the date such amount is due, owing or unpaid until paid in full;

                  Third, to the indefeasible payment in full in cash of interest and all amounts other than principal of the Loans at any time and from time to time owing by Borrower under or in connection with this Agreement, ratably according to the unpaid amounts thereof, without preference or priority of any kind among amounts so due and payable;

                  Fourth, to the indefeasible payment in full in cash of principal at any time and from time to time owing by Borrower under or in connection with the this Agreement, ratably according to the unpaid amounts thereof, without preference or priority of any kind, among amounts of principal so due and payable; and

                  Fifth, to the Borrower, or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, or any surplus then remaining from such proceeds.

                  2.03 Repayments. The Loans and all other Obligations shall be repaid in full on the Final Maturity Date.

                  2.04 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent, for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds in lawful money of the United States of America to the account specified therefor by the Agent or if no account has been so specified at the Agent's Office, it being understood that written notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. The Agent will thereafter cause to be distributed on the same day (if payment is actually received by the Agent in New York prior to 1:00 P.M. (New York time) on such day) funds relating to the payment of principal or interest ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by the Agent in full on the same day (if payment is actually received by the Agent prior to 1:00 P.M. (New York time) on such day), the Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from the Agent, upon demand, interest on such amount at the Base Rate for each day from the date such amount is paid to the Agent until the date the Agent pays such amount to such Lender.

                  (b) Any payments under this Agreement which are made by the Borrower later than the close of business (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable interest rate in effect immediately prior to such extension.

                  2.05 Net Payments. All payments by the Borrower under this Agreement and/or the Notes shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Authority, other than any tax on or measured by the net income of a Lender pursuant to the income tax laws of the jurisdictions where such Lender's principal or lending office is located (collectively, "Taxes")) shall not be less than the amounts otherwise specified to be paid under this Agreement and/or the Notes. If the Borrower is required by law to make any deduction or withholding on account of Taxes from any payment due hereunder or under the Notes, then (a) the Borrower shall timely remit such Taxes to the Governmental Authority imposing the same and (b) the amount payable hereunder or under the Notes will be increased to such amount which, after deduction from such increased amount of all amounts required to be deducted or withheld therefrom, will not be less than the amount otherwise due and payable. Without prejudice to the foregoing, if any Lender or the Agent is required to make any payment on account of Taxes, the Borrower will, upon notification by the Lender or the Agent, promptly indemnify such person against such Taxes, together with any interest, penalties and expenses payable or incurred in connection therewith. The Borrower shall also reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income of such Lender pursuant to the laws of the jurisdiction in which the principal office or lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction as such Lender shall determine are payable by such Lender in respect of Taxes paid to or on behalf of such Lender pursuant to this Section 2.05. For purposes of this Section, the term "Taxes" includes interest, penalties and expenses payable or incurred in connection therewith. A certificate as to any additional amounts payable to a Lender under this Section 2.05 submitted to the Borrower by such Lender shall, absent Manifest Error, be final, conclusive and binding for all purposes upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to each Lender such certificates, receipts and other documents as may be required (in the judgment of such Lender) to establish any tax credit to which such Lender may be entitled.

                  2.06 Commitment Commission. The Borrower agrees to pay the Agent (i) on the Initial Funding Date a commitment commission for the ratable accounts of the Lenders equal, in the aggregate, to 1.50% of the Total Commitment and (ii) on September 25, 1996 (unless, on or before such date, all Obligations have been paid in full and the Total Commitment has been terminated) a commitment commission for the ratable account of the Lenders equal to 1.00% of the Total Commitment. The Borrower hereby irrevocably instructs the Agent to deduct payment in respect of clause (i) hereof from the Initial Loans to be made on the Initial Funding Date.

                  2.07 Funding Fee. The Borrower agrees to pay the Agent, on the date of each Borrowing, a funding fee for the ratable accounts of the Lenders equal, in the aggregate, to 1.00% of the amount of such Borrowing. The Borrower hereby irrevocably instructs the Agent to deduct such payment from the proceeds of each applicable Borrowing.

                  2.08 Use of Proceeds. The use of proceeds of the Initial Loans shall be used to repay all existing Indebtedness of the Borrower owed to Chemical Bank and CU CapitalCorp., a Delaware corporation ("CUCC") (the "Refinancings"). The use of proceeds of any other Loans shall be used to provide working capital for and to finance capital expenditure requirements of Permitted Subsidiaries of the Borrower; provided that (i) no Loans may be borrowed for the purposes set forth in this sentence of this Section 2.08 until the consent of the Hungarian Monetary Authority, in form and substance satisfactory to the Agent, has been received with respect to the execution and issuance of the Intercompany Notes by the Permitted Subsidiaries and the incurrence of Indebtedness thereunder and (ii) until the consent of MATAV with respect to the pledge or future pledge of shares of Kelet-Nograd has been obtained or the secured Indebtedness of Kelet-Nograd owed to MATAV has been repaid and the shares of Kelet-Nograd pledged thereunder have been returned to the Borrower, each as contemplated by clause (i) of Section 5.08(b), the Borrower shall maintain an unutilized Commitment of at least $2,500,000.

                  SECTION 3.  Conditions Precedent.

                  3.01 Conditions Precedent to Initial Loans. The obligation of the Lenders to make the Initial Loans to the Borrower on the Initial Funding Date is subject, at the time of the making of such Loans, to the substantially contemporaneous satisfaction of the following conditions:

                  (a) Officers' Certificates. The Agent shall have received a certificate, dated the Initial Funding Date, signed by the Chief Executive Officer and Chief Financial Officer of the Borrower stating that all of the representations and warranties contained in the Credit Documents are true and correct in all material respects as if made on such date and that all conditions set forth in this Section 3.01 (in each case disregarding any reference therein that such condition be deemed satisfactory by the Agent and/or the Required Lenders) have been satisfied or waived as of such date, substantially in the form set forth as Exhibit D.

                  (b)  Opinions  of Counsel.  The Agent  shall have  received an opinion or opinions addressed to each of the Lenders and dated the Initial Funding Date, each in form and substance satisfactory to the Agent, from Cohen & Cohen, counsel to the Borrower and its
         Subsidiaries, which opinion shall address the matters contained in Exhibit E-1, from Clifford Chance, Hungarian counsel to the Borrower and its Subsidiaries, which opinion shall address the matters contained in Exhibit E-2, and from Cahill Gordon & Reindel, counsel to the Agent, which opinion shall address the matters contained in Exhibit E-3.

                  (c) Corporate Proceedings. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by the Credit Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested from the Borrower and its Subsidiaries and Affiliates in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

                  (d) Organizational  Documents. The Lenders shall have received copies (in form and substance satisfactory to them) of (i) the Certificate of Incorporation of the Borrower certified by the Secretary of State of the state of its incorporation as of a recent date, (ii) the By-laws of the Borrower certified as true and complete as of such date by its secretary, (iii) resolutions of the Board of Directors of the Borrower approving the execution and delivery of the Credit Documents and the performance of the transactions contemplated thereby to be performed by it and approving the Take-out Financing, certified as true and complete as of such date by its secretary, and (iv) copies of any engagement or retention letters regarding the Take-Out Financing.

                  (e) Notes. There shall have been delivered to the Agent for the account of each of the Lenders the Notes executed by the Borrower in the amounts and maturities and as otherwise provided herein.

                  (f) Certain Fees. All costs, fees and expenses (including, without limitation, legal fees and expenses) payable to Citicorp by the Borrower pursuant to the letter agreement between Borrower and Citicorp dated March 26, 1996 shall have been paid in full with the proceeds of the Loans and the Borrower shall have paid or caused to be paid the commitment, funding and other fees and expenses (including, without limitation, legal fees and expenses) contemplated hereby and/or in connection with the other Credit Documents.

                  (g) Credit Documents. Each of the Credit Documents shall have been duly executed and delivered by the Borrower and the other parties thereto and shall be satisfactory to the Lenders.

                  (h)  Financial  Statements;  Forecasts.  The Agent  shall have received (i) the Borrower's Annual Reports on Form 10-K for the three fiscal years ended December 31, 1995, each in the form (including exhibits and amendments on Form 8) filed or substantially in the form to be filed with the SEC (collectively, the "Financial Statements"), including the reports of KPMG Peat Marwick contained therein, (ii) a reasonably detailed financial forecast of the type customarily prepared by the Borrower for internal purposes (the "Forecast"), satisfactory in form and substance to the Agent, itemizing the capital expenditures and other uses proposed to be made with the proceeds of the Loans, certified by the Chief Financial Officer or Controller of the Borrower, and (iii) an annual plan for the three fiscal years commencing January 1, 1996, in each case, in form, scope and substance satisfactory to the Agent, prepared in accordance with Borrower's normal accounting procedures applied on a consistent basis, including (a) forecasted balance sheets and statements of operations, stockholders' equity and cash flows of Borrower for such period and (b) the amount of forecasted capital expenditures for such fiscal period. Each of the items delivered pursuant to this Section 3.01(h) shall be satisfactory to the Agent in its sole discretion.

                  (i) Pledged Collateral. The Borrower shall have duly executed and delivered the Pledge and Security Agreement, together with all Pledged Collateral as contemplated by such Pledge and Security Agreement, which Pledged Collateral shall include, without limitation,
         (x) certificates representing all of the Borrower's direct and indirect interests in each of its pledged Hungarian Subsidiaries in which the Collateral Agent has a security interest superior to all other parties and all necessary consents and waivers have been obtained and (y) all Intercompany Notes. The Intercompany Notes shall have been executed and delivered to the Borrower by the Permitted Subsidiaries, in sufficient amounts to reflect the total amount of the proceeds of the Loans together with any other loans by the Borrower permitted hereunder to be loaned to the Permitted Subsidiaries from time to time, and shall be substantially in the form of Exhibit F hereto. The Agent shall also have received evidence satisfactory to it that the matters contemplated by Sections 5.08(a) and 5.09 can be completed within the time periods contemplated by such Sections.

                  (j) Consents, etc. (i) Subject to the provisions of the Pledge and Security Agreement and this Agreement, all material governmental and third party approvals and consents, if any, in connection with the transactions contemplated by the Credit Documents, and in any case otherwise referred to therein to be completed on or before the Effective Date shall have been obtained and remain in effect. There shall not be pending or threatened any judgment, order, injunction or other restraint issued or filed with respect to the making of the Loan hereunder.

                  (ii) Except as set forth in the Company Reports or Schedule 3.01(j), the Borrower shall have delivered to the Agent all consents and approvals necessary in connection with the grant and perfection of the security interests contemplated by the Pledge and Security Agreement and the foreclosure and exercise of all rights thereunder.

                  (k) Material Adverse Effect. There shall not have occurred any event or circumstance or development that would have a Material Adverse Effect both before and after giving effect to the making of the Loans hereunder.

                  (l) Solvency. On the Initial Funding Date the Agent and the Lenders shall have received an Officer's Solvency Certificate from the Borrower, substantially in the form of Exhibit G, in form and substance satisfactory to the Agent and the Required Lenders, supporting the conclusions that, after giving effect to the contemplated borrowings of the full amounts which will be available under the Total Commitment and the Security Documents, none of the Borrower or its Subsidiaries will be insolvent, will be rendered insolvent by the indebtedness or obligations incurred or which may be incurred in connection therewith, will be left with unreasonably small capital with which to engage in its business or will have incurred debts, including Contingent Obligations, beyond its ability to pay such debts as they mature. Such Officer's Solvency Certificate shall be signed by the Borrower's
         Controller or Chief Financial Officer and such other appropriate officer as shall comply with the terms of this Agreement.

                  (m) No Injunction. There shall not exist any temporary or permanent judgment, order, injunction or other restraint issued or filed by a court of competent jurisdiction with respect to the making of the Loans or any of the other transactions contemplated by any of the other Credit Documents.

                  (n) No Defaults.  Before and after giving effect to the Loans,
         (i) no Default or Event of Default shall have occurred and be continuing and (ii) except as set forth in the Company Reports or
         Schedule 4.08, no default shall have occurred, and no event shall have occurred and no condition shall exist that with the lapse of time or notice or both would constitute a default, with respect to any indebtedness for money borrowed or any other material obligation of the Borrower or any of its Subsidiaries.

                  (o) Citizens Utilities Company Letter. The Borrower shall have received a letter of support from Citizens Utilities Company in form and substance satisfactory to the Agent, substantially in the form of Exhibit H hereto.

                  (p) Refinancing. The Agent shall have received evidence satisfactory to it that all the obligations being refinanced with the Initial Borrowings will be repaid in full and all agreements relating to such obligations shall have been terminated, and all collateral and other security relating to such refinancing shall have been released, all on terms satisfactory to the Agent.

                  The acceptance of the proceeds of the Initial Loans shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified above have been satisfied or waived in writing as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 3.01, unless otherwise specified, shall be delivered to the Agent at the Agent's Office (or such other location as may be specified by the Agent) for the account of each of the Lenders and in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Agent.

                  3.02 Conditions Precedent to All Loans. The obligation of the Lenders to make any Loans (which term shall include the Initial Loans, but shall not include a continuation of a Loan) is subject, at the time of each such Loan, to the satisfaction of the following conditions:

                  (a) No Default; Representations and Warranties. At the time of the making of each Loan and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each of the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Loan, unless such representation and warranty expressly indicates that it is being made as of any other specific date, in which case on and as of such other date.

                  (b) Material Adverse Effect, etc. There shall not have occurred any event or circumstance or development that would have a Material Adverse Effect, both before and after giving effect to the making of the Loans hereunder.

                  (c) Judgments, etc. There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of any Loans hereunder the effect of which judgment, order, injunction or restraint is adverse to any Lender.

                  (d) Documentation and Opinions of Counsel. The Agent shall have received such documentation and opinion or opinions, addressed to each of the Lenders, (i) from counsel to the Borrower as may be reasonably required, with reasonable notice under the circumstances, which shall be reasonably satisfactory to the Agent, and (ii) appropriate local counsel, which opinions shall cover such matters as reasonably requested by, and be in form and substance reasonably satisfactory to, the Agent.

                  (e) Margin Rules. On the date of each Borrowing of Loans, neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                  (f) Management Agreement. The Management Agreement shall be in full force and effect.

                  The acceptance of the proceeds of each Borrowing of Loans shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified in Section 3.02 have been satisfied or waived in writing as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 3.02, unless otherwise specified, shall be delivered to the Agent at its Office (or such other location as may be specified by the Agent) for the account of each of the Lenders and in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Agent.

                  SECTION 4. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

                  4.01 Corporate Matters. (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in all jurisdictions in which it is required to be so qualified.

                  (b) The authorized capital stock of the Borrower consists of 10,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), of which as of March 29, 1996, 4,162,539 shares were issued and outstanding and 4,558,316 shares were reserved for issuance upon the exercise of currently outstanding rights, warrants and options to purchase shares of Common Stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Except as disclosed in Schedule 4.01(b) hereto, there are no existing warrants, options, conversion rights, calls or commitments of any character pursuant to which the Borrower is or may become obligated to issue or repurchase any shares of capital stock or other securities. No shareholder of the Borrower, other than CUCC, has any pre-emptive right to acquire any securities of the Borrower. The Borrower has repurchased none of its outstanding capital stock. There are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of the Borrower or any of its Subsidiaries to which the Borrower or any Subsidiary is a party other than (i) in favor of CUCC or in favor of certain employees of the Borrower (as to 102,500 shares of Common Stock), (ii) arising under the Stock Purchase Agreement dated as of August 31, 1995 between the Borrower, Alcatel Austria AG, Central Euro TeleKom, Inc. and US Telecom East, Inc. or (iii) registration rights granted to Bell of Canada in connection with warrants to purchase 25,000 shares of common stock of the Borrower.

                  (c) The Borrower has all corporate authority necessary to execute and deliver the Credit Documents. The execution and delivery of the Credit Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Borrower. The Credit Documents are or, when executed and delivered, will be the valid and binding obligations of the Borrower enforceable in accordance with their terms.

                  (d) The Credit Documents and the transactions contemplated under each do not violate any provisions of the Borrower's corporate charter or bylaws, or any contract, agreement, law or regulation to which the Borrower or any of its properties is party or subject, and the same do not require the consent or approval of any regulatory authority or Governmental Authority or of any other person, except CUCC.

                  (e) There have been delivered to the Agent true and correct copies of the Certificate of Incorporation and Bylaws, as amended to the date hereof, of the Borrower (certified by its corporate secretary).

                  (f) Schedule 4.01(f) lists all Subsidiaries of the Borrower and the percentage of capital stock or other ownership interests owned directly or indirectly by the Borrower. Except as set forth on Schedule 4.01(f), the Borrower does not own, directly or indirectly, any interest in any corporation, partnership or other legal entity. Each such Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as indicated on Schedule 4.01(f) next to the name of each such Subsidiary. Except as disclosed on Schedule 4.01(f), the aggregate direct and indirect ownership interests of the Borrower in each Subsidiary of the Borrower have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all Governmental Laws and are validly held, beneficially and of record, by the Borrower or by a Wholly Owned Subsidiary of the Borrower. Except as disclosed in the Company Reports (as defined in Section 4.02) or Schedule 4.01(f), all of the shares of the Capital Stock of Subsidiaries of the Borrower owned, either directly or indirectly, by the Borrower are owned free and clear of all Liens, pledges, security interests, claims or other encumbrances.

                  (g) Schedule 4.01(g) lists all banking, investment and other accounts maintained by or on behalf of the Borrower or any of its Subsidiaries, including any and all disbursements, concentration, investment or other similar accounts.

                  4.02 Company Reports; Financial Statements. The Borrower has made available to the Agent true and complete copies of (i) each registration statement, report on Form 8-K, proxy statement or information statement filed or issued by it since December 31, 1992, and all amendments thereto, and (ii) the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, substantially in the form (including exhibits and amendments on Form 8) to be filed with the SEC (collectively, the "Company Reports"). Each Company Report was prepared and filed in accordance with all applicable rules and regulations of the SEC and at the time of its filing was otherwise in compliance with such rules and regulations in all material respects. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except as the same was corrected or superseded in a subsequent report or statement filed with the SEC, which subsequent report or statement has been delivered to the Agent. Each of the consolidated balance sheets included in or incorporated by reference in the Company Reports (including the related notes and schedules) presents fairly the consolidated financial position of the Borrower and its Subsidiaries as of its date and each of the consolidated statements of operations and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly the results of operations and cash flows, as the case may be, of the Borrower and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the omission of certain notes not ordinarily accompanying unaudited financial statements, and to normal year-end audit adjustments which will not be material to the Borrower and its Subsidiaries, taken as a whole, in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Such balance sheets and the notes thereto disclose all material liabilities which are required by GAAP to be shown on financial statements or disclosed in the notes thereto. There are no other material liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the dates of such financial statements, which are not disclosed therein or in the Company Reports. Except as disclosed in such Company Reports, since December 31, 1995, there has not occurred any event or circumstance or development that would have a Material Adverse Effect.

                  4.03 Litigation and Other Matters. Except as set forth in the Company Reports or Schedule 4.03 hereto, there is no litigation or any other action or proceeding of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which, singly or in the aggregate, would likely, singly or in the aggregate, have a Material Adverse Effect.

                  4.04 Title to Property. The Borrower and each of its Subsidiaries has good and marketable title to all of its properties and assets, free and clear of all mortgages, liens and encumbrances, other than those disclosed in the Company Reports or Schedule 4.04 hereto. The Borrower and each of its Subsidiaries enjoys sufficient peaceful and undisturbed possession under the leases to which it is a party so as to enable it to realize the practical benefits of such leases and all such leases are valid and subsisting, with no default on the part of the Borrower or any of its Subsidiaries existing thereunder.

                  4.05 Investments and Guarantees. Neither the Borrower nor any of its Subsidiaries has made any investments in, advances to or guarantees of the obligations of any company, individual or other entity, except as disclosed in the Company Reports, other than investments of surplus cash with or through banks, insurance companies or other financial institutions in the ordinary course of business and except that the Borrower has made investments in, advances to or guarantees of the obligations of certain of its Subsidiaries.

                  4.06 Compliance with Laws. Except as set forth in the Company Reports or Schedule 4.06, the Borrower and each of its Subsidiaries has substantially complied with all Governmental Laws (including, without limitation, Environmental Laws and laws relating to the telecommunications industry, including as to ownership interests therein, regulations, ordinances, franchises, licenses and orders applicable to it, its assets or its business, as currently conducted and as proposed to be conducted).

                  4.07 Governmental Licenses. The Borrower and each of its Subsidiaries has all material licenses, permits and other authorizations from all Governmental Authorities necessary for the conduct of its business, as currently conducted and as proposed to be conducted, and such licenses, permits and authorizations are in full force and effect and have been and are now being fully complied with by the Borrower or the appropriate Subsidiary of the Borrower.

                  4.08 Material Contracts. The Company Reports accurately describe all material contracts, licenses, telecommunications concessions and franchises relating to the business of the Borrower and each of its Subsidiaries, as currently conducted and as proposed to be conducted, copies of which will be delivered to the Agent upon request. All such contracts, licenses, telecommunications concessions and franchises are in full force and effect, no default has occurred thereunder (except as disclosed in the Company Reports or Schedule 4.08) and neither the Borrower nor any of its Subsidiaries has threatened and, to the Borrower's knowledge, the other parties thereto have not threatened to terminate or cancel any such contract, license, telecommunications concession or franchise.

                  4.09 Accuracy of Disclosure. Neither this Agreement nor any other document, certificate, opinion or statement furnished to the Agent by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to the Borrower which materially and adversely affects, or will materially and adversely affect, the assets, business, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries which has not been specifically set forth in this Agreement, the Annexes hereto or otherwise disclosed by the Borrower to the Agent in writing.

                  4.010  Restricted Actions.  Except as disclosed on Schedule
4.10 hereto or in the Company Reports, or as contemplated by this Agreement, since December 31, 1995, neither the Borrower nor any of its Subsidiaries has:

                  (a) issued any additional shares of its Capital Stock other than shares of common stock to CUCC;

                  (b) amended its Certificate of Incorporation or Bylaws, except for the amendments to its Certificate of Incorporation contemplated in the preliminary proxy statement of the Borrower filed with the SEC on March 6, 1996;

                  (c) incurred any Indebtedness or other liabilities (except in the ordinary course of business);

                  (d) declared or paid any dividends, or authorized or made any distributions of assets upon or with respect to its Capital Stock, or purchased any shares of its Capital Stock;

                  (e) sold, exchanged, leased or otherwise disposed of, or mortgaged or encumbered, any of its material Assets;

                  (f) entered into any transaction with any director, officer or stockholder of the Borrower, or any person related to or indirectly owned or controlled in whole or in part by a director, officer or stockholder of the Borrower;

                  (g) made any material alteration in the manner of keeping its books, accounts or records;

                  (h) received any notice or evidence that any license or other right is subject to contest or that it will not be able to complete the buildout of any of the telephone systems on the terms, for the capital expenditures, and within the time periods contemplated by the materials previously supplied to the Lenders.

                  (i) entered into any transaction outside the ordinary course of its business; or

                  (j)      agreed to do any of the foregoing.

                  4.11 Transactions with Affiliates. Except to the extent described in the Company Reports, no director or officer of the Borrower or stockholder holding more than 10% of the voting securities of the Borrower or, to the Borrower's knowledge, any member of the immediate family or any other affiliate of any of the foregoing, owns or has an ownership interest in any corporation or other entity that is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Borrower or any of its Subsidiaries.

                  4.12 Financial Advisors. None of the Borrower, any of its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

                  4.13 Solvency. The Borrower and each of its Subsidiaries is Solvent. For purposes of this Section 4.13, "Solvent" shall mean that on the date hereof (a) the fair value of the property of such Person is not less than the total amount of the liabilities (including, without limitation, liabilities on all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged, it being understood that in applying the foregoing criteria:

                    (i) the value of the property and assets of such Person includes the value of its interest in its Subsidiaries and any rights to contribution (whether by equity or loan) from any of its affiliates, and

                   (ii) its ability to pay its debts and liabilities may be measured by reference to, among other things, amounts received or to be received in respect of any such property or assets.

                  4.14 Tax Returns and Payments. The Borrower and its Subsidiaries have filed all material tax returns required to be filed by it (which are true, correct and complete in all material respects) and has paid all material taxes and assessments shown to be due thereon, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. The Borrower and its Subsidiaries have paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all federal, state, local and foreign income taxes (including, without limitation, frachise taxes based upon income) applicable for all prior fiscal years and for the current fiscal year to the date hereof. Neither the Borrower nor any of its Subsidiaries knows of any proposed tax assessment against any such Person that could reasonably be expected to have a Materially Adverse Effect which is not being actively contested in good faith by such Person to the extent affected thereby in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

                  4.15 Reliance by Lenders. The foregoing representations and warranties made herein are made by the Borrower with the knowledge and understanding that each Lender is placing complete reliance thereon and is thereby induced to enter into this Agreement and to provide the Loans contemplated hereby.

                  SECTION 5. Covenants. The Borrower covenants and agrees that on the Initial Funding Date and thereafter for so long as this Agreement is in effect and until the Loans together with interest, fees and all other Obligations incurred hereunder are paid in full:

                  5.1  Information Covenants.  The Borrower will furnish to each

Lender:

PAGE>





                  (a) Financial Statements. As soon as available to the management of the Borrower, any revised Forecasts of the Borrower.

                  (b) As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Borrower, commencing with the first fiscal quarter following the Initial Funding Date, the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, of cash flows and of stockholders' equity for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case prepared in conformity with GAAP applied on a basis consistent with prior years (subject to normal year-end audit adjustments and footnote disclosure), and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments.

                  (c) Compliance Certificates. On or before April 15, 1996 and within 15 days of the end of each month thereafter, an Officer's
         Certificate, in form and substance satisfactory to the Required Lenders, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the action the Borrower has taken or proposes to take with respect thereto, substantially in the form of Exhibit I hereto, appropriately completed; provided that the Officer's Certificate required to be delivered on or before April 15, 1996 shall not include consolidating financial information.

                  (d) Notice of Default or Litigation. Promptly, and in any event within three (3) days after the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event or the existence of any condition that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof (to the extent known) and what action the Borrower proposes to take with respect thereto, (y) any pending action, suit or proceeding that would, if in existence on the date hereof, result in the representations and warranties in Section 4.03 being incorrect (if being made as of such date) and (z) failure to meet, or notice of any alleged failure to meet, any material term or condition in any telecommunications concession agreement, license, franchise or stockholders' agreement or failure to substantially comply with, or notice of failure to substantially comply with, any Governmental Law (including, without limitation, as to ownership of entities holding telecommunications concession agreements).

                  (e) Other Information. Promptly upon transmission thereof, copies of any public filings and registrations with, and public reports to, the SEC by the Borrower with respect to its securities (other than registration statements on Form S-8, filings under Section 16(a) of the Exchange Act and routine filings relating to employee benefit plans) and, to the extent not previously provided to the Lenders, copies of all financial statements, proxy statements, material notices and reports provided by the Borrower to its shareholders and, with reasonable promptness, such other information or documents (financial or otherwise) as the Required Lenders may reasonably request from time to time.

                  5.02 Books, Records and Inspections. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper records and books of account. The Borrower will, and will cause each of its Subsidiaries to, upon reasonable prior notice to the chief financial officer, controller or any other authorized officer of the Borrower, permit officers and designated representatives of the Lenders to visit and inspect any of the properties or assets of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or its Subsidiaries and discuss the affairs, finances and accounts of the Borrower or its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Lenders may desire.

                  5.03 Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including bonding insurance) with financially sound and reputable insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in effect at the date hereof with respect to its respective businesses. Notwithstanding the foregoing, the Borrower shall maintain such insurance as required pursuant to the Security Documents and shall otherwise comply with all provisions of the Collateral Documents relating to insurance.

                  5.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or, to the extent the Borrower or such Subsidiary, respectively, is liable therefor, upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or such Subsidiary; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings with adequate reserves maintained in respect thereof to the extent required by GAAP.

                  5.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities.

                  5.06 Use of Proceeds. (a) The Borrower will use all proceeds of the Loan only as described in Section 2.08 of this Agreement.

                  (b) Neither the making of any Loan hereunder nor the use of the proceeds therefrom will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                  5.07 Maintenance of Business. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material corporate rights, corporate licenses, corporate franchises and authority. The Borrower will, and will cause each of its Subsidiaries to, use its respective best efforts to preserve intact its current business organization, keep its assets in serviceable condition, preserve the relationships with its customers, suppliers, contractors, subcontractors and others having business dealings with it and pay its trade accounts (including with contractors and subcontractors) in the ordinary course of business. The Borrower shall, and shall cause each of its Subsidiaries to, meet all of the material terms and conditions of the telecommunications concession agreements, shareholders' agreements and other contractual agreements and Governmental Laws applicable to their respective businesses (including, without limitation, tax franchise, license or other payments), and shall continue to construct and finance the telecommunications systems owned, operated and/or managed by the Borrower and/or its Subsidiaries. Without limiting the generality of the foregoing, the Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly:

                    (i) alter in a fundamental or substantial manner the character or scope of the business of the Borrower and its Subsidiaries taken as a whole from that conducted immediately prior to the Initial Funding Date;

                   (ii) sell, transfer or otherwise dispose, in a single transaction or series of related transactions, all or a substantial portion of the Borrower's consolidated Assets, or enter into a transaction of consolidation or merger or other transactions outside the ordinary course of its business;

                  (iii) acquire, sell, lease, encumber or dispose of any Assets or any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof, other than purchases and sales of Assets in the ordinary course of business of the Borrower or such Subsidiary;

                   (iv) create, incur, assume or suffer to exist any Indebtedness or Contingent Obligations other than (A) advances to Permitted Subsidiaries on the terms contemplated hereby, (B) the Obligations, (C) Indebtedness existing on the date hereof as set forth on Schedule 5.07(iv) hereto (including existing vendor financing facilities between (x) Raba and Siemens consisting of a total commitment of DM 6,700,000 of which DM 1,569,280 is available to be drawn as of the date hereof and (y) Kelet-Nograd and Siemens consisting of a total commitment of DM 13,000,000 of which DM 8,127,693 is available to be drawn as of the date hereof), (D) subordinated loans made by CUCC on terms acceptable to the Agent and (E) other Contingent Obligations incurred in the ordinary course of business;

                    (v) create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or Assets (whether real or personal, tangible or intangible and whether now owned or hereafter acquired) other than Liens existing on the date hereof, all of which are listed on Schedule 4.04 hereto;

                   (vi) (A) declare or pay any dividend or make any distribution on shares of the Capital Stock of the Borrower or such Subsidiary to holders of such Capital Stock (other than the Borrower), (B) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower or such Subsidiary, or any warrants, rights or options to acquire shares of any class of such Capital Stock, except for the obligation to redeem, on the occurrence of certain events, warrants to purchase 25,000 shares of common stock of the Borrower held by Bell of Canada for a price not to exceed $300,000, (C) make any principal payment on, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Borrower or such Subsidiary (other than the Refinancings), or
         (D) make any loan, advance or other extension of credit or capital contribution; purchase or acquire Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); or make any investments in any other Person other than (x) investments in Cash or Cash Equivalents, (y) loans to Permitted Subsidiaries of the Company to fund capital expenditures, which loans shall be represented by Intercompany Notes pledged to the Collateral Agent under the Pledge and Security Agreement, and (z) loans to Subsidiaries under existing subordinated promissory notes pledged to the Collateral Agent under the Pledge and Security Agreement;

                  (vii) amend any employment or severance agreement or arrangement (other than such amendments as are required to comply with applicable law) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors or, in the case of the Borrower, executive officers, or make any payments under the Management Agreement other than reimbursement of out-of-pocket expenses;

                 (viii) change its independent accountants, accounting periods or, except to the extent required by a change in GAAP, accounting methods, principles or practices;

                   (ix) sell, assign, transfer or license any intellectual property, except for licenses of intellectual property in the ordinary course of business of the Borrower or such Subsidiary;

                    (x) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement or any material permit;

                   (xi) make or commit to make any material capital expenditures in excess of the amounts (and within the time periods) contemplated by the Forecasts;

                  (xii) enter into any transaction with any of its Affiliates; or

                 (xiii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would result in any of the representations and warranties of the Borrower set forth in this Agreement becoming untrue in any material respect; or

                  (xiv)    become a general partner in any partnership.

                  5.08 Security Interests. (a) The Borrower shall duly and punctually perform any and all acts and, at its expense, will promptly execute, and cause each of its Subsidiaries to promptly execute, any and all further instruments and documents and take such action as the Lenders deem necessary to obtain the full benefits of this Agreement and the Security Documents and of the rights and powers herein and therein granted (including the recording and filing of any Security Documents and any and all supplements and amendments thereto and instruments of conveyance, transfer, assignment or further assurance, financing statements and continuation statements under the applicable laws, rule or regulation, as may, in the reasonable judgment of the Lenders, be necessary or desirable in order to grant and/or maintain for the benefit of the Lenders valid and perfected Liens on the Pledged Collateral as required by the Pledge and Security Agreement, subject to no other Liens except as contemplated by the Security Documents.

                  (b) The Borrower shall (i) on or prior to April 30, 1996, either (A) cause to be delivered to the Agent the consent from MATAV with respect to the grant or future grant of security interests in Kelet-Nograd; provided that if such consent is not delivered to the Agent on or before April 15, 1996 the Borrower shall deliver to the Agent on April 15, 1996 a written report detailing the efforts the Borrower has made to obtain such consent and MATAV's responses to those efforts, or (B) cause Kelet-Nograd to repay all outstanding secured Indebtedness owed by Kelet-Nograd to MATAV and cause
Kelet-Nograd to deliver to the Agent satisfactory evidence that such Indebtedness has been repaid and all share certificates of Kelet-Nograd owned by the Borrower pledged under such Indebtedness and maintain $2,500,000 of availability under the Credit Agreement until the date of such repayment and
(ii) cause to be delivered to the Agent within 15 days of the Effective Date consents of (A) the Minister of Transportation, Telecommunication and Water Management of the Republic of Hungary to the pledge or future pledge of shares of the Permitted Subsidiaries by the Borrower to the Collateral Agent and (B) the National Bank of Hungary to the execution and pledge by the Borrower to the Collateral Agent of the Intercompany Notes. All such consents and waivers under this Section 5.08(b) shall be in the form approved by the Agent on or prior to the Initial Funding Date.

                  (c) The Borrower shall undertake to deliver or cause to be delivered to the Lenders from time to time such other documentation, consents, authorizations, approvals and orders in form and substance satisfactory to the Lenders as the Lenders shall deem reasonably necessary or advisable to perfect or maintain the Liens for the benefit of the Lenders, including assets which are required to become Collateral after the Initial Funding Date.

                  5.09 Cash Accounts. The Borrower shall use its best efforts to cause, as soon as practicable after the Initial Funding Date, each of the concentration and disbursement accounts set forth in Schedule 4.01.(g) hereto to be transferred, on terms and conditions (including as to set-off) satisfactory to the Agent, to other accounts established by the Borrower at Citibank, N.A. and Citibank Budapest Rt.; provided, however, that the Borrower shall cause all of its accounts to be transferred to Citibank N.A. and Citibank Budapest Rt. not later than thirty (30) days after the Initial Funding Date (other than (i) immaterial amounts required by Government Law to be maintained in local accounts in the concession areas or (ii) immaterial amounts the transfer of which would be impracticable for valid business reasons; provided, however, that in the case of either (i) or (ii) the amounts in such accounts shall not exceed ten percent of the Borrower's cash management business).

                  5.010 Take-Out Financing. The Borrower shall use its best efforts to effect the Take-Out Financing as soon as practicable.

                  5.11 Board Resolutions, etc. The Borrower shall use its best efforts to cause, as soon as practicable after the Effective Date, (i) each of the respective boards of directors of the Permitted Subsidiaries to adopt such resolutions as are necessary to authorize such Permitted Subsidiaries to make borrowings under the Intercompany Notes unless such authorizations can be otherwise accomplished in a comparable time period through other means and (ii) the board of directors of Hungarotel to adopt such resolutions as are necessary to authorize the issuance of the Capital Stock of Hungarotel and (iii) Hungarotel to register with the Hungarian Court of Registration.

                  SECTION 6. Events of Default. Upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

                  6.1 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loan, (ii) default in the payment when due of any interest on the Loan or under any other Credit Document or (iii) fail to pay any other amounts owing hereunder for five days after receiving notice from the Agent or any Lender of such default; or

                  6.02 Representations, etc. Any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made; or

                  6.03 Covenants. The Borrower shall default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least five Business Days after the date of such default; or

                  6.04 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Obligations and other than Indebtedness representing trade payables being contested in good faith by the Borrower, other than payments to MATAV in connection with the grant of the concessions) having a principal amount in excess of $1,000,000 individually or $2,000,000 in the aggregate for all such Persons, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, which default or other event or condition is continuing following the delivery of any applicable notice thereof and expiration of any applicable grace period in respect thereof and the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

                  6.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under a Bankruptcy Law; or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries; or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed and unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

                  6.06 Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third
Persons except as otherwise expressly permitted by the applicable Security Document and subject to no Liens other than Liens expressly permitted or contemplated by the applicable Security Document or any third party (including, without limitation, MATAV) takes any actions to foreclose, sell or otherwise realize upon, repossess or dispose of any of the Collateral; or

                  6.07 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $1,000,000 or more individually for any one such judgment or decree or $2,000,000 in the aggregate for all such judgments and decrees for all such Persons (in either case in excess of the amount covered by insurance as to which the insurance company has acknowledged coverage) and (i) any such judgments or decrees shall not have been vacated, discharged, bonded or enforcement thereof stayed pending appeal within 60 days from the entry thereof or (ii) any enforcement proceeding therefor shall have been commenced; or

                  6.08 Ownership. (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than CUCC or its wholly-owned Subsidiaries or Citizens Utilities Company or its wholly owned subsidiaries) is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time or which have been pledged to such person as collateral), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower; (ii) individuals who constituted the Board of Directors of the Borrower on the Initial Funding Date (together with any new directors whose proposal for election by the shareholders of the Borrower was approved by a vote of 51% of the directors of the Borrower then still in office who either were directors on the Initial Funding Date or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors of the Borrower still in office; (iii) any "person" or "group" (as defined in clause (i) above) shall have the right to designate or ability to appoint or nominate a greater number of the members of the Board of Directors of the Borrower than the Existing Holders shall have; (iv) the Borrower conveys, transfers or leases all or substantially all of its assets to any Person; (v) the approval by stockholders of the Borrower of any plan or proposal for the liquidation, dissolution or winding up of the Borrower; (vi) termination or revocation, for any reason, of the Management Agreement; or (vii) CUCC failing for any reason to own at least 802,908 shares of the Voting Stock of the Borrower; or

                  6.09 Telecommunications Concession. Any telecommunications concession, franchise, license or other agreement that in the reasonable judgment of the Lenders is material to the business of the Borrower or any of its Subsidiaries is terminated or any Governmental Authority has taken the position that the Borrower or any of its Subsidiaries is in material violation of any such agreement, franchise agreement or license; or

                  6.010 Material Adverse Effect. There shall have occurred any event, circumstance or development that would have a Material Adverse Effect.

                  Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent may, and shall, upon the written request of the Required Lenders, in each case with written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 6.05 shall occur, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) terminate the Commitments, (ii) declare the principal of and accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the remedies created pursuant to the Security Documents. If an Event of Default is cured or waived in accordance with the terms of the Agreement, it ceases (and, if waived, pursuant to the terms, and to the extent, of such waiver).

                  SECTION 7. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

                  "Adjusted LIBOR Rate" means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (i) the sum of (a) the LIBOR in effect for such Interest Period for such LIBOR Borrowing and (b) the applicable Interest Margin and (ii) Statutory Reserves, if any.

                  "Affiliate" means (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower or any subsidiary of the Borrower or any officer, director or employee of the Borrower or any subsidiary of the Borrower or of such Person, (ii) the spouse, any immediate family member, or any other relative who has the same principal residence of any Person described in clause (i) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such spouse, family member or any other relative, and (iii) any trust in which any Person described in clause (i) or (ii) above is a fiduciary or has a beneficial interest. A Person shall be deemed to control a Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent" means Citicorp, or any successor thereto appointed in accordance herewith, in its capacity as agent and collateral agent for the Lenders.

                  "Agent's Office" means the office of the Agent located at 399 Park Avenue, New York, New York 10043, or such other office in New York as the Agent may hereafter designate in writing as such to the other parties hereto.

                  "Agreement" means this Secured Term Loan Credit Facility, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

                  "Authorized Officer" means any president or vice president of the Borrower designated as such in writing to the Agent.

                  "Bankruptcy Laws" means Title 11 of the United States Code or any similar Governmental Law.

                  "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the sum of the applicable Interest Margin and the highest of:

                  (a) the rate of interest announced publicly by Citicorp in New York, New York, from time to time, as Citicorp's base rate;

                  (b) the sum (adjusted to the nearest 1/16 of one percent or, if there is no nearest 1/16 of one percent, to the next higher 1/16 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 365 or 366 days, as the case may be) being determined weekly on each Monday (or, if any such day is not a Business Day, one the next succeeding Business Day) for the three-week period ending on the previous Friday by Citicorp on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citicorp from three New York certificate of deposit dealers of recognized standing selected by Citicorp, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve
         System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citicorp for determining the then current annual assessment payable by Citicorp to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citicorp in the United States; and

                  (c)      1/2 of one percent per annum above the Federal Funds
         Rate.

                  "Base Rate Loans" means any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of
Section 1.07 hereof.

                  "Borrower" has the meaning provided in the preamble to this Agreement.

                  "Borrowing" means the borrowing of a Loan on a given date by the Borrower.

                  "Business Day" means any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

                  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations, or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation each class of common stock and preferred stock of such Person if such Person is a corporation, and each general or limited partnership interest or other equity interest of such Person, if such Person is a partnership.

                  "Cash" means U.S. Dollars or Hungarian forints in a Deposit Account.

                  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Lender,
(y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or by Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and (iv) repurchase agreements with any Lender or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -- Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

                  "Citicorp" has the meaning set forth in the preamble hereto.

                  "Citizens Utilities Company Letter" has the meaning set forth in Section 3.01(o).

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" means all of the Pledged Collateral and Pledged Securities.

                  "Collateral Agent" means Citicorp in its capacity as collateral agent for the Lenders.

                  "Commitment" means, with respect to each Lender, the amount set forth below such Lender's name on the signature pages hereto directly below the column entitled "Loan Commitment".

                  "Commitment Commission" has the meaning set forth in Section
2.06 hereof.

                  "Company Reports" has the meaning set forth in Section 4.02 hereof.

                  "Compliance Certificate" means a certificate issued pursuant to Section 5.01(c) signed by a chief financial officer, controller, chief accounting officer or other Authorized Officer of the Borrower.

                  "Contingent Obligations" means, as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum amount that such Person may be obligated to expend pursuant to the terms of such Contingent Obligation or, if such Contingent Obligation is not so limited, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Credit Documents" means (i) this Agreement, (ii) each Note,
(iii) the Pledge and Security Agreement and (iv) the Intercompany Notes.

                  "CUCC" has the meaning set forth in Section 2.08 hereof.

                  "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                  "Dividends" has the meaning provided in Section 6.06.

                  "Dollars" means United States Dollars.

                  "EBIDTA" means, for any period, operating income before taxes, interests, depreciation, amortization, and all other non-cash charges, less extraordinary items.

                  "Effective Date" has the meaning provided in Section 9.10.

                  "Environmental Law" means all government, local laws, codes, ordinances, rules, regulations, requirements, directives, orders, common law, and administrative interpretations thereof, now or hereafter in effect, that may be enforced by any Governmental Authority or court, relating to pollution, the protection of human health, the protection of the environment or the release or threatened release of hazardous material in or into the environment.

                  "Event of Default" has the meaning provided in Section 6.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Final Maturity Date" means (i) September 30, 1996 or (ii) December 31, 1996, if (A) a no Default or Event of Default has occurred and is then continuing; (B) the Agent has received, on or before September 30, 1996 the commitment fee referred to in clause (ii) of Section 2.06 and (C) the Agent has received, on or before September 15, 1996 (in form and substance satisfactory to it and from an insurer or insurers satisfactory to it), for the ratable benefit of the Lenders, political risk insurance, in an amount in U.S. dollars equal to the Total Commitment plus interest thereon from and including October 1, 1996 to the Final Maturity at a rate per annum equal to 12.50%, such insurance to cover risks of intransferability of currency, expropriation, nationalization and political violence.

                  "Financial Statements" has the meaning provided in
Section 3.01(i).

                  "Financing Proceeds" means the gross proceeds received by the Borrower or any of its Subsidiaries, directly or indirectly, from any financing transaction of whatever kind or nature, including without limitation from any issuances of capital stock or rights or options to purchase capital stock or from the exercise by a third party of options to purchase capital stock, any incurrence of Indebtedness, any mortgage or pledge of an asset or interest therein (including a transaction which is the substantial equivalent of a mortgage or pledge), from the sale of tax benefits, from a lease to a third party and a pledge of the lease payments due thereunder to secure Indebtedness, from a joint venture arrangement, from an exchange of assets and a sale of the assets received in such exchange, or any other similar arrangement or technique.

                  "Forecasts" has the meaning set forth in Section 3.01(h).

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Governmental Authority" shall mean any United States or other federal, state, local or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

                  "Governmental Laws" means any law, rule or regulation of any governmental Authority.

                  "Hungarotel" means Hungarotel Tavkozlesi Rt., a Hungarian corporation.

                  "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by a first Person, whether or not such Indebtedness has been assumed by such first Person, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations of such Person under Interest Rate Agreements or Currency Protection Agreements and
(viii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables, accrued expenses, deferred taxes and accrued income taxes, in each case arising in the ordinary course of business. For purposes of clause (iv) above (where the relevant Indebtedness has not been assumed by such first Person), the amount of Indebtedness is equal to the lesser of the amount of Indebtedness secured or the fair market value of the property subject to the Lien.

                  "Initial Funding Date" means the date of funding of the Initial Loans.

                  "Initial Lender" means Citicorp North America, Inc.

                  "Initial Loans" means the initial Loans made under this Agreement on the Initial Funding Date.

                  "Intercompany Notes" means the intercompany promissory notes, substantially in the form of Exhibit F hereto, between the Borrower and the Permitted Subsidiaries pledged by the Borrower under the Pledge and Security Agreement.

                  "Interest Margin" means, in respect of (i) LIBOR Loans, (a) from and including the Initial Funding Date to but not including June 30, 1996, 4.50% per annum, (b) from and including June 30, 1996 to but not including September 30, 1996, 5.50% per annum and (c) from and including September 30, 1996, 6.50% per annum; and (ii) Base Rate Loans, (a) from and including the Initial Funding Date to but not including June 30, 1996, 3.50% per annum, (b) from and including June 30, 1996 to but not including September 30, 1996, 4.50% per annum and (c) from and including September 30, 1996, 5.50% per annum.

                  "Interest Payment Date" means (i) with respect to any LIBOR Loan, the last day of the Interest Period applicable thereto and, in addition, the date of any refinancing or conversion of such LIBOR Loan and (ii) with respect to any Base Rate Loan, the last day of each month commencing with the first such day after the Initial Borrowing Date and, in addition, on the date of refinancing or conversion of such Base Rate Loan.

                  "Interest Period" means, with respect to any LIBOR Loan, either one or three months.

                  "Interest Rate Determination Date" means, with respect to a LIBOR Loan, the date which is two Business Days prior to the commencement of the Interest Period for such Borrowing.

                  "Interim Financials" has the meaning provided in
Section 3.01(i).

                  "Kelet-Nograd" means Kelet-Nograd Com Rt., a Hungarian corporation.

                  "Lender" has the meaning provided in the first paragraph of this Agreement and in Section 10.04.

                  "LIBOR" means, for any Interest Period for each LIBOR Loan comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Borrowing and for a period equal to such Interest Period. LIBOR for any Interest Period for each LIBOR Loan comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from each Reference Bank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 1.09.

                  "LIBOR Loan" means any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Section 1.07 hereof.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim, hypothecation, assignment for security or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

                  "Loan" has the meaning provided in Section 1.01.

                  "Management Agreement" means that certain management services agreement dated as of May 31, 1995, as amended, between Citizens International Management Services Company, a Delaware corporation, and the Borrower, a copy of which is attached hereto as Exhibit K.

                  "Manifest Error" means an error that is obvious from the document or notice in question or an error that is demonstrable from the relevant account entries and other sources that were used or should have been used to make the determination or calculation in question.

                  "MATAV" means Magyar Tavkozlesi Rt., a Hungarian corporation limited by shares.

                  "Material Adverse Effect" means (i) any material adverse effect or change (both before and after giving effect to the transactions contemplated hereby and by the other Credit Documents) (x) with respect to the operations, business, properties, assets, nature of assets, liabilities (contingent or otherwise), financial condition or prospects of the Borrower or any of its Subsidiaries or (y) with respect to the country in which the Subsidiaries of the Borrower operate or the financial markets therein, (ii) any fact or circumstance (whether or not the result thereof would be covered by insurance) as to which singly or in the aggregate there is a reasonable likelihood of (x) a material adverse change described in clause (i) with respect to the Borrower or any of its Subsidiaries, (y) the inability of the Borrower to perform in any material respect its Obligations hereunder or under any of the other Credit Documents or the inability of the Lenders to enforce in any material respect their rights purported to be granted hereunder or under any of the other Credit Documents or the Obligations (including realizing on the Collateral) or (z) a material adverse effect on the ability of the Borrower to refinance all of its Obligations hereunder on or prior to the Final Maturity Date or (iii) any fact or circumstance (x) relating to the Borrower or any of its Subsidiaries or (y) with respect to the country in which the Subsidiaries of the Borrower operate or the financial markets therein, as to which singly or in the aggregate there is a reasonable likelihood of any significant liability on the part of the Lenders or the Agent.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any of its ERISA Affiliates is or has been required to contribute.

                  "Net Financing Proceeds" means Financing Proceeds, net of direct reasonable expenses of the transaction payable to Persons other than Affiliates of the Borrower and net of taxes (including income taxes) currently paid or payable in cash as a result thereof in the current year or in the next succeeding year with respect to the current year as a result of the transaction generating Financing Proceeds.

                  "Notes" has the meaning provided in Section 1.03(a).

                  "Notice of Borrowing" has the meaning provided in
Section 1.03.

                  "Notice of Conversion/Continuation" has the meaning provided in Section 1.06.

                  "Obligations" means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document or secured by any of the Security Documents.

                  "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer) or its Chief Executive Officer and by its Chief Financial Officer; provided that every Officers' Certificate with respect to compliance with the conditions precedent to the making of the Loan hereunder shall include
(i) a statement that the officers making or giving such Officers' Certificate have read such conditions and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as they believe to be necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and
(iii) a statement as to whether, in the opinion of the signers, such conditions have been complied with.

                  "Papatel" means Papa es Tersege Telefon Koncesszios Rt., a Hungarian company.

                  "Permitted Subsidiary" means each of Hungarotel, Kelet-Nograd, Papatel and Raba.

                  "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Pledge and Security Agreement" means the Pledge and Security Agreement dated the date hereof between the Borrower and the Collateral Agent, substantially in the form of Exhibit J hereto, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

                  "Pledged Collateral" means all the Pledged Collateral as defined in the Pledge and Security Agreement.

                  "Raba" means Raba Com Rt., a Hungarian corporation.

                  "Real Property" means all right, title and interest of the Borrower or its Subsidiaries (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by the Borrower or its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

                  "Reference Banks" means Citibank, N.A.

                  "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Required Lenders" shall mean at any time Lenders holding at least 66-2/3% of the Loans; provided that for the purposes of Section 3, the requirement that any document, agreement, certificate or other writing is to be satisfactory to the Required Lenders shall be satisfied if (x) such document, agreement, certificate or other writing was delivered in its final form to the Lenders prior to the Effective Date (or if amended or modified thereafter, the Agent has reasonably determined such amendment or modification not to be material), (y) such document, agreement, certificate or other writing is satisfactory to the Agent and (z) Lenders holding more than 33-1/3% of the Loans held by Lenders have not objected in writing to such document, agreement, certificate or other writing to the Agent prior to the Initial Funding Date.

                  "SEC" means the Securities and Exchange Commission or any successor thereto.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Documents" means the Pledge and Security Agreement and any other documents utilized to pledge as Collateral for the Obligations any property or assets of whatever kind or nature.

                  "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States or by any other Governmental Authority, domestic or foreign, with jurisdiction over the Agent or any Lender (including any branch, Affiliate or other funding office thereof making or holding a Loan) with respect to the Adjusted LIBOR Rate applicable to any Borrowing, for any category of liabilities which includes deposits by reference to which the Adjusted LIBOR Rate in respect of such Borrowing is determined. Such reserve percentages shall include those imposed pursuant to Regulation D. For purposes of this definition, LIBOR Loans shall be deemed to constitute "Eurocurrency Liabilities" within the meaning of Regulation D and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Subsidiary"  or "subsidiary" of any Person means and includes
(i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.

                  "Takeout Financing" means the financing contemplated by the resolutions of the Board of Directors of the Borrower contemplated by Section 3.01(d).

                  "Taxes" has the meaning provided in Section 2.05.

                  "Total Commitment" means U.S. $75,000,000.

                  "UCC" means the Uniform Commercial Code as in effect in the State of New York.

                  "Voting Stock" means all classes of capital stock of a corporation then outstanding and normally entitled to vote in the election of directors.

                  "Written"   or  "in   writing"   means  any  form  of  written
communication or a communication by means of telex, telecopier device, telegraph or cable.

                  SECTION 8.  The Agent.

                  8.1 Appointment. Each Lender hereby irrevocably designates and appoints Citicorp as Agent (such term to include the Agent acting as Collateral Agent or in any other representative capacity under any other Credit Document) of such Lender to act as specified herein and in the other Credit Documents and each such Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 8. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 8 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or Refining.

                  8.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.03.

                  8.03 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties by the Borrower or any of its Affiliates or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any of its Affiliates or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Affiliates. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Borrower to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

                  8.04 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 9.12, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

                  8.05 Notice of Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, other than a default in the payment of principal or interest on the Loans hereunder unless it has received notice from a Lender or the Borrower, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  8.06 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and any of its Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement and the other agreements contemplated hereby. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and any of its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  8.07 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such or in any other representative capacity under any other Credit Document ratably according to their pro rata portion of the Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided that no Lender shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 8.07 shall survive the payment of all Obligations.

                  8.08 The Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and Affiliates of the Borrower as though the Agent were not the Agent hereunder. With respect to the portion of the Loan made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

                  8.09 Successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the term "Agent" shall include such successor agent effective upon its appointment, and the resigning Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  8.010 Resignation by Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder at any time by giving 15 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to subsections (b) and (c) below or as otherwise provided below.

                  (b) Upon any such notice of resignation of the Agent, the Required Lenders shall appoint a successor Agent acceptable to the Borrower and which shall be an incorporated bank or trust company or other qualified financial institution with operations in the United States and total assets of at least $1 billion.

                  (c) If a successor Agent shall not have been so appointed within said 15 Business Day period, the resigning Agent with the consent of the Borrower (which consent shall not be unreasonably withheld) shall then appoint a successor Agent (which shall be an incorporated bank or trust company or other qualified financial institution with operations in the United States and total assets of at least $1 billion) who shall serve as Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

                  (d) If no successor Agent has been appointed pursuant to subsection (b) or (c) by the 20th Business Day after the date such notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

                  (e) Notwithstanding any of the foregoing, Citicorp may resign at any time upon notice to the Borrower in connection with its assignment of its duties as Agent hereunder to an Affiliate of Citicorp pursuant to Section 9.04.

                  8.11 Collateral Matters. (a) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby or (ii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 8.11.

                  (b) Upon at least five (5) Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was released pursuant to clause (a) above; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations. In the event of any disposition of Collateral, or any foreclosure with respect to any of the collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

                  SECTION 9.  Miscellaneous.

                  9.1 Payment of Expenses, etc. (a) The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel and local counsel to the Lenders) and of each of the Lenders in connection with the enforcement of the Credit Documents (including in connection with any "work-out" or other restructuring of the Borrower's Obligations or in connection with any bankruptcy, reorganization or similar proceeding with respect to the Borrower) and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and hold each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agent, each Lender, their respective Affiliates and their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of the Loan hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

                  (b) If any payment of principal of, or conversion of, any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan, as a result of a payment or conversion pursuant to Section 1.06, 1.09, 2.01 or 2.02, acceleration of the maturity of the Notes pursuant to Section 6 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may incur as a result of such payment or conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. A certificate as to such amounts, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes.

                  9.02 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of a Default or an Event of Default, each Lender is hereby authorized at any time or from time to time thereafter, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Lender pursuant to Section 9.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured and provided, further, that the Borrower hereby expressly agrees that all rights granted to the Lenders pursuant to this Section 9.02 shall be exercisable by such Lenders against all deposits of the Borrower at any time held or Indebtedness (as set forth above) at any time owing to the Borrower in any Citibank or Citicorp account in Budapest, Hungary, whether or not the Citibank or Citicorp entity holding such deposits or Indebtedness is considered a branch, agency, Affiliate or separate legal entity of or from either Citibank, N.A. or Citicorp North America, Inc.

                  9.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and personally delivered, mailed, telegraphed, telexed, telecopied or cabled, if to the Borrower, to Hungarian Telephone and Cable Corp., Northwest Professional Building, 227 Route 206, Unit 11, Flanders, New Jersey 07836 (Fax: 201 927-7339), Attention: Robert Genova, with copies to: Cohen & Cohen, 445 Park Avenue, New York, New York 10022 (Fax: 212 758-9896), Attention: Frank R. Cohen and CU CapitalCorp, c/o Citizens Utilities Company,, P.O. Box 3801, High Ridge Park, Stamford, Ct. 06905, (Fax: 203-329-4625), Attention: Robert J. DeSantis; if to any Lender, at its address specified for such Lender on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall, when mailed or personally delivered, be effective upon receipt, or when telegraphed, telexed, telecopied, or cabled, be effective upon confirmation of receipt by addressee or when sent by overnight courier, be effective one day after delivery to such courier, except that notices and communications to the Agent shall not be effective until received by the Agent.

                  9.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, all future holders of the Notes, and their respective successors and assigns; provided that the Borrower may not assign or transfer any of its interests hereunder without the prior written consent of the Lenders; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 9.04; provided that nothing in this Section 9.04 shall prevent or prohibit any Lender from (i) pledging its portion of the Loan hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, (ii) subject to Section 9.04(b)(B), granting participations in or assignments of such Lender's portion of the Loan hereunder to its parent company and/or to any Affiliate of such Lender that is at least 50% owned by such Lender or its parent company and (iii) in the case of Citicorp, assigning the portion of the Loan made by Citicorp, or assigning its duties and obligations as Agent to an Affiliate of Citicorp.

                  (b) Each Lender shall have the right to transfer, assign or grant participations in all or any part of its remaining portion of the Loan hereunder on the basis set forth below in this clause (b); provided that no assignee or participant of any Lender's rights shall be entitled to receive any greater payment hereunder than such Lender would have been entitled to receive with respect to the rights transferred. Each Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

                  (A) Assignments. Each Lender, with the written consent of the Agent, which shall not be unreasonably withheld, and with notice to the Borrower, may assign pursuant to an assignment and assumption agreement all or a portion of its portion of the Loan hereunder pursuant to this clause (b)(A) to one or more Lenders or one or more commercial banks or other financial institutions; provided that any such assignment pursuant to this clause (b)(A) shall be (1) in the aggregate amount of at least $5,000,000, or, if less, all of such Lender's remaining portion of the Loan and (2) either to a commercial bank or a financial institution with total assets at least equal to $250,000,000. Any assignment pursuant to this clause (b)(A) will become effective five Business Days after (i) the Borrower's receipt of a written notice from the assigning Lender and the assignee Lender, (ii) the Agent's receipt of a processing and recordation fee of $2,000 from the assigning Lender in connection with its processing of such sale, assignment, transfer or negotiation and (iii) compliance with the provisions of clause (b)(C) below; provided that such fee shall only be payable if the assignment is between a Lender and a party that is not a Lender prior to the assignment. The Borrower shall issue a new Note to the assignee in conformity with Section 1.03 and the assignor shall return the old Note to the Borrower. Upon the effectiveness of any assignment in accordance with this clause (b)(A) and clause (b)(C) below, the assignee will become a "Lender" for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder with respect to the Commitments being assigned.

                  (B) Participations. Each Lender may transfer, grant or assign participations in all or any part of such Lender's portion of the Loan hereunder pursuant to this clause (b)(B) to any commercial bank or other financial institution with notice to the Borrower; provided that
         (i) such Lender shall remain a "Lender" for all purposes of this Agreement and the transferee of such participation shall not constitute a Lender hereunder and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the scheduled final maturity date of any portion of the Loan in which such participant is participating or (y) reduce the principal amount, interest rate or fees applicable to any portion of the Loan in which such participant is participating or postpone the payment of any interest or fees or (z) release all or substantially all of the Collateral (except as expressly permitted by the Credit Documents). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that such participant shall be considered to be a "Lender" for purposes of Sections 9.02 and 9.04(b) only.

                  (C) Register. The Borrower shall maintain a register (the "Register") on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation in respect of such Loans. With respect to any Lender, the assignment of the rights to the principal of, and interest on, any Loan made by such Lender shall not be effective until the Borrower issues a registered Note evidencing the assigned Obligations in accordance with the last sentence of this clause (b)(C) with respect to ownership of such Loans, and prior to such issuance all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor. The registration of assignment of all or part of any Loans for a Lender shall be recorded by the Borrower on the Register immediately following receipt by the Agent of a properly executed and delivered assignment and assumption agreement and the delivery of the Note evidencing such Loans and notice of such assignment to the Borrower, in each case pursuant to clause (b)(A) above. Coincident with the delivery of notice of such an assignment to the Borrower for registration of assignment of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan to the Borrower, and thereupon one or more new Notes in the same aggregate principal amount shall be issued by the Borrower to the assigning or transferor Lender and/or the new Lender in accordance with clause (b)(A) above.

                  9.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

                  9.06 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations, it shall distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

                  (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loan, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  9.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved.

                  (b) All computations of interest and fees hereunder shall be made on the actual number of days elapsed over a year of 365 days; provided, however, that all computations of interest on LIBOR Loans shall be made on the actual number of days elapsed over a year of 360 days.

                  9.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND EACH OF THE LENDERS HEREBY IRREVOCABLY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER AND EACH OF THE LENDERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019 AND THE AGENT, RESPECTIVELY, AS AGENT FOR SERVICE OF PROCESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER AND EACH OF THE LENDERS HEREBY IRREVOCABLY APPOINT CT CORPORATION SYSTEM AND THE AGENT, RESPECTIVELY, TO SERVE AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY LENDER IN ANY OTHER JURISDICTION.

                  (b) THE BORROWER AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                  In addition, at the sole option of the Agent, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be submitted by the Agent (or removed by the Agent) to and settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment upon any award rendered by the arbitrator or arbitrators may be entered in any applicable court.

                  9.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

                  9.010 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at the Agent's Office or, in the case of the Lenders, shall have given to the Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it. The Agent will give the Borrower and each Lender prompt notice of the occurrence of the Effective Date.

                  9.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  9.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each affected Lender and the Agent, (i) extend the scheduled final maturity date of the Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest thereon or fees or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly permitted by the Credit Documents), (iii) amend, modify or waive any provision of Section 1.09, 1.10, 2.05, 6, 8.07, 9.01, 9.02, 9.04, 9.06, 9.07(b) or 9.12, (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. No provision of Section 8 may be amended without the consent of the Agent.

                  9.13 Survival. All indemnities set forth herein, including, without limitation, in Section 1.10, 2.05, 8.07 or 9.01, shall survive the execution and delivery of this Agreement and the making of the Loans and the repayment of the Obligations.

                  9.14 Domicile of Loan. Each Lender may transfer and carry its portion of the Loan at, to or for the account of any branch office, Subsidiary or Affiliate of such Lender.

                  9.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  9.16 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Secured Term Loan Credit Facility to be duly executed and delivered as of the date first above written.

                          HUNGARIAN TELEPHONE AND CABLE
                                              CORP.



                          By: /s/ Mary E. Thomas
                          Name: Mary E. Thomas
                          Title:  Attorney-In-Fact

Secured Term Loan Credit Facility among Hungarian Telephone and Cable Corp., Citicorp North America, Inc. and the Lenders listed herein.


                          CITICORP NORTH AMERICA, INC.
                            as Agent and Collateral
                                              Agent


                          By: /s/ Mary E. Thomas
                          Name: Mary E. Thomas
                          Title:  Attorney-In-Fact


Loan Commitment:                                                $75,000,000